EXHIBIT 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made on this 7th day of February, 2013, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Landlord”), and MARLIN LEASING CORPORATION, a Delaware corporation (“Tenant”).

BACKGROUND:

A. Landlord and Tenant entered into a certain Lease Agreement dated October 21, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated October 12, 2004 (the “First Amendment” and, together with the Original Lease, collectively, the “Lease”), covering that certain premises now containing approximately 50,000 rentable square feet (the “Premises”), in Landlord’s building (the “Building”) at 300 Fellowship Road, Mount Laurel, New Jersey 08054, as more fully described in the Original Lease.

B. Tenant desires to extend the Term of the Lease and Landlord has agreed to such extension, subject to the provisions of this Second Amendment. Accordingly, Landlord and Tenant desire to amend the Lease.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. The “TERM” of the Lease is hereby extended for one (1) additional term of eighty-four (84) months (the “Extended Term”) commencing on June 1, 2013 and expiring at 11:59 P.M. local time on May 31, 2020.

3. Section 1(c)(iii) of the Original Lease, defining “EXPIRATION DATE”, is hereby amended to extend the Expiration Date until May 31, 2020.

4. Tenant’s “MINIMUM ANNUAL RENT” obligation for the Extended Term shall be as follows:

Period	Annual	Monthly
6/1/13-5/31/14	$575,000.00	$47,916.67
6/1/14-5/31/15	$587,500.00	$48,958.33
6/1/15-5/31/16	$600,000.00	$50,000.00
6/1/16-5/31/17	$612,500.00	$51,041.67
6/1/17-5/31/18	$625,000.00	$52,083.33
6/1/18-5/31/19	$637,500.00	$53,125.00
6/1/19-5/31/20	$650,000.00	$54,166.67

5. (a) Landlord, at its sole cost, shall complete improvements (the “Extended Term Tenant Improvements”) to the Premises in accordance with the plans or the description of improvements attached hereto as Exhibit “A” and the specifications attached hereto as Exhibit “B”. All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable Laws and Requirements of the governmental authorities having jurisdiction.

(b) At the time of substantial completion of the Extended Term Tenant Improvements, Landlord, in consultation with Tenant, shall generate a punch list of all asserted incomplete work items in the Extended Term Tenant Improvements (the “Punch List”). Landlord shall complete all items on the Punch List within a commercially reasonable time following the date of the generation of the Punch List, unless the nature of the incomplete work item listed therein is such that a longer period of time is required to repair or correct the same or unless due to delays caused by Tenant or its Agents or delays beyond the reasonable control of Landlord or its Agents.

6. Section 32 of the Original Lease, entitled “Option to Renew”, is hereby deleted in its entirety.

7. (a) Provided that Tenant exercises its option to extend the term of the 302 Building Lease (as hereinafter defined) simultaneously with its exercise of this option to extend, that Landlord has not given Tenant notice of default more than two (2) times preceding the Expiration Date, that there then exists no event of default by Tenant under the Lease, as hereby amended, nor any event that with the giving of notice and/or the passage of time would constitute a default, and that Tenant is the sole occupant of the Premises, Tenant shall have the right and option, exercisable by giving Landlord prior written notice thereof more than twelve (12) months in advance of the then current Expiration Date, to extend the term of the Lease, as hereby amended, under the same terms and conditions (except for Minimum Annual Rent and this option to renew) as set forth in the Lease, as hereby amended, for two (2) additional terms of five (5) years each, each additional term shall begin on the day after the then current Expiration Date and thereafter the Expiration Date shall be deemed to be the date that is five (5) years after the then current Expiration Date.

(b) The Minimum Annual Rent for the first year of each additional term shall be equal to the greater of (i) the Minimum Annual Rent then being paid by Tenant under the Lease, as hereby amended, or (ii) the fair market rental value of the Premises determined pursuant to subsection (c) below. The Minimum Annual Rent for each subsequent year of each additional term shall be equal to the greater of (A) the Minimum Annual Rent then being paid by Tenant under the Lease, as hereby amended, or (B) the amount which reflects the fair market increases in rental value of the Premises determined pursuant to subsection (c) below.

(c) For purposes of this Section, if Landlord and Tenant cannot agree as to the fair market rental value and related annual fair market increases in rental value of the Premises within thirty (30) days after receipt of Tenant’s notice to Landlord under subsection (a) above, the fair market rental value and related annual fair market increases in rental value of the Premises shall be determined by appraisal. Within ten (10) days after the expiration of such thirty (30) day period, Landlord and Tenant shall give written notice to the other setting forth the name and address of an appraiser designated by the party giving notice. All appraisers selected shall be members of the American Institute of Real Estate Appraisers and shall have had at least ten (10) years continuous experience in the business of appraising office buildings in the greater Philadelphia, Pennsylvania area. If either party shall fail to give notice of such designation within the time period provided, then the party who has designated its appraiser (the “Designating Party”) shall notify the other party (the “Non-Designating Party”) in writing that the Non-Designating Party has an additional ten (10) days to give notice of its designation, otherwise the appraiser, if any, designated by the Designating Party shall conclusively determine the fair market rental value and related annual fair market increases in rental value of the Premises. If two appraisers have been designated, such appraisers shall attempt to agree upon the fair market rental value and related annual fair market increases in rental value of the Premises. If the two appraisers do not agree on the fair market rental value and related annual fair market increases in rental value of the Premises within twenty (20) days of their designation, the two appraisers shall designate a third appraiser. If the two appraisers shall fail to agree upon the identity of a third appraiser within five (5) business days following the end of such twenty (20) day period, then either Landlord or Tenant may apply to the American Arbitration Association, or any successor thereto having jurisdiction, for the settlement of the dispute as to the designation of the third appraiser and the American Arbitration Association shall designate a third appraiser in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. The three appraisers shall conduct such hearings as they may deem appropriate, shall make their determination of fair market rental value and related annual fair market increases in rental value of the Premises in writing and shall give notice to Landlord and Tenant of such determination within twenty (20) days after the appointment of the third appraiser. If the three appraisers cannot agree upon the fair market rental value and related annual fair market increases in rental value of the Premises, each appraiser shall submit in writing to Landlord and Tenant the fair market rental value and related annual fair market increases in rental value of the Premises as determined by such appraiser. The fair market rental value and related annual fair market increases in rental value of the Premises for the purposes of this paragraph shall be equal to the arithmetic average of the two closest fair market rental values and related annual fair market increases in rental value of the Premises submitted by the appraisers. Each party shall pay its own fees and expenses in connection with any appraiser selected by such party under this Section, and the parties shall share equally all other expenses and fees of the arbitration, including the fees and expenses charged by the third appraiser. The fair market rental value and related annual fair market increases in rental value of the Premises as determined in accordance with the provisions of this Section shall be final and binding upon Landlord and Tenant.

8. Landlord and Tenant hereby acknowledge, ratify and confirm that the provisions of Section 34 of the Original Lease, entitled “Additional Space in Other Building”, remain in full force and effect.

9. Notwithstanding anything contained to the contrary in the Lease, as hereby amended, it shall be an event of default under the Lease, as hereby amended, if any default or event of default by Tenant occurs under that certain lease agreement (the “302 Building Lease”) dated of even date herewith, between Landlord and Tenant, covering that certain premises containing approximately 9,708 rentable square feet and known as Suite 100, in Landlord’s building at 302 Fellowship Road, Mount Laurel, New Jersey 08054.

10. The parties agree that they have dealt with no brokers in connection with this Second Amendment, except for Newmark Grubb Knight Frank, whose commission shall be paid by Landlord pursuant to separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Extended Term and this Second Amendment from any other real estate brokers or agents with whom they may have dealt.

11. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

12. Tenant acknowledges and agrees that the Lease is in full force and effect and Tenant has no claims or offsets against Rent due or to become due hereunder.

13. This Second Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed this Second Amendment as of the day and year first above written.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust, Sole General Partner

	By:	/s/ James J. Mazzarelli, Jr.
		Name:	James J. Mazzarelli, Jr.
		Title:	Senior Vice President, Regional Director

TENANT:

MARLIN LEASING CORPORATION

	By:	/s/ Edward Dietz
		Name:	Edward Dietz
		Title:	VP & General Counsel

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